Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
ING Variable Products Trust

In planning and performing our audits of the financial statements of ING VP Convertible Portfolio, ING VP LargeCap Growth Portfolio, ING VP MidCap Opportunities Portfolio, ING VP SmallCap Opportunities Portfolio, ING VP MagnaCap Portfolio, ING VP International Value Portfolio, ING VP High Yield Bond Portfolio, ING VP Disciplined LargeCap Portfolio (formerly ING VP Research Enhanced Index Portfolio), ING VP Financial Services Portfolio, and ING VP Real Estate Portfolio, each a series of ING Variable Products Trust, for the year ended December 31, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

Management is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate. Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management and the Board of Trustees and Shareholders of ING Variable Products Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                /s/ KPMG LLP

Boston, Massachusetts
February 11, 2005